Exhibit 2.1 (v)

ASSET PURCHASE AGREEMENT

AMONG

WOOD PROTECTION PRODUCTS, INC.,

KMG-BERNUTH, INC., AND

JAMES R. FORSHAW

Brackets [****] indicate material subject to request of confidential treatment.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

ARTICLE 2 PURCHASE AND SALE OF ASSETS
2.1	PURCHASED ASSETS
2.2	EXCLUDED ASSETS
2.3	ASSUMED LIABILITIES
2.4	LIMITATION OF LIABILITIES
2.5	DELIVERY

ARTICLE 3 PURCHASE PRICE
3.1	CONSIDERATION FOR THE PURCHASED ASSETS
3.2	ALLOCATION OF PURCHASE PRICE
3.3	ADDITIONAL CONSIDERATION
3.4	POST-CLOSING PURCHASE PRICE ADJUSTMENT

ARTICLE 4 CLOSING
4.1	CLOSING
4.2	DELIVERIES BY THE SELLER
4.3	DELIVERIES BY THE BUYER

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND FORSHAW
5.1	ORGANIZATION AND EXISTENCE; CAPITALIZATION
5.2	AUTHORITY
5.3	NO VIOLATIONS
5.4	GOVERNMENTAL APPROVAL
5.5	SELLER PROCEEDINGS
5.6	NO BROKERS
5.7	OWNERSHIP OF PURCHASED ASSETS
5.8	ENVIRONMENTAL MATTERS
5.9	COMPLIANCE WITH LAWS
5.10	PERMITS
5.11	FINANCIAL STATEMENTS
5.12	INTANGIBLE ASSETS
5.13	INSTRUMENTS IN FULL FORCE AND EFFECT
5.14	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER
6.1	ORGANIZATION AND EXISTENCE
6.2	AUTHORITY
6.3	NO VIOLATIONS
6.4	GOVERNMENTAL APPROVAL
6.5	BUYER PROCEEDINGS
6.6	NO BROKERS

ARTICLE 7 COVENANTS
7.1	CONFIDENTIALITY
7.2	EMPLOYEES AND EMPLOYEE BENEFITS
7.3	TAXES RESULTING FROM SALE
7.4	EXPENSES
7.5	AGREEMENT TO NOT COMPETE
7.6	NON-INTERFERENCE WITH RELATIONSHIPS
7.7	SPECIFIC PERFORMANCE
7.8	DISMANTLING AND DELIVERY OF PURCHASED ASSETS

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ARTICLE 8 INDEMNIFICATION
8.1	INDEMNIFICATION BY THE SELLER
8.2	INDEMNIFICATION BY THE BUYER
8.3	INDEMNIFICATION PROCEDURE
8.4	SURVIVAL
8.5	APPLICABILITY OF INDEMNIFICATION OBLIGATION
8.6	LIMITATION ON AMOUNTS
8.7	EFFECT OF INSURANCE
8.8	SOLE REMEDY

ARTICLE 9 MISCELLANEOUS
9.1	NOTICES
9.2	ENTIRE AGREEMENT
9.3	AMENDMENTS AND WAIVER; RIGHTS AND REMEDIES
9.4	GOVERNING LAW
9.5	BINDING EFFECT; ASSIGNMENT
9.6	COUNTERPARTS
9.7	REFERENCES
9.8	SEVERABILITY OF PROVISIONS

Schedules

Schedule 2.1:  Purchased Assets

Schedule 2.3:  Ordinary Course Agreements

Schedule 3.2:  Allocation of Purchase Price

Schedule 3.4:  Inventory Value

Schedule 5.1:  Capitalization

Schedule 5.4:  Governmental Approvals

Schedule 5.8(a):  Environmental Matters

Schedule 5.8(b):  Environmental Matters

Schedule 5.8(c):  Environmental Matters

Schedule 5.8(d):  Environmental Matters

Schedule 5.10:  Permits

Schedule 5.11(b):  Certain Events

Schedule 5.12:  Proprietary Rights

Schedule 5.14:  Vehicles

Exhibits

Exhibit A: General Conveyance
Exhibit B: Assumption Agreement
Exhibit C: Registration Assignment
Exhibit D: Interim Production Agreement
Exhibit E: Form of Seller’s Opinion
Exhibit F: Form of Buyer’s Opinion
Exhibit G: Consulting Agreement
Exhibit H: Non-Competition Agreement
Exhibit I: Nonqualified Stock Option Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“this Agreement”) is entered into on and effective as of this 5th day of December, 2003, by and among KMG-BERNUTH, INC., a Delaware corporation (the “Buyer”), WOOD PROTECTION PRODUCTS, INC., a North Carolina corporation (the “Seller”), and JAMES R. FORSHAW, a natural person residing in the State of North Carolina (“Forshaw”).  Seller and Buyer are each a “party” hereunder and collectively the “parties” hereunder.

RECITALS

WHEREAS, the Seller desires to transfer to the Buyer certain of the properties, assets and liabilities related to the Business (as defined below), and the Buyer desires to acquire such properties, assets and liabilities, all upon the terms set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

“Accounts Payable” means (a) all trade accounts payable and other obligations of payment to providers of goods and services to Seller, (b) all other accounts and notes payable and (c) any obligations, penalties, judgments and other liabilities related thereto.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller, (b) all other accounts and notes receivable and (c) any claim, remedy, security interest, lien, or other right related to any of the foregoing.

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the opening paragraph.

“Applicable Environmental Laws” has the meaning specified in Section 5.8(f).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption Agreement” has the meaning specified in Section 4.2(d).

“Business” shall mean the manufacturing, formulating, processing, storing, distributing, selling, marketing, use and licensing of the Penta Products.

“Business Records” means, all Records in possession of the Seller, to the extent that such Records relate, directly or indirectly, in whole or in part, to the Business, the Purchased Assets of the Assumed Liabilities and shall include historical financial and tax records related to the prior operation of the Business, but shall exclude all Excluded Assets.

“Buyer” means KMG-Bernuth, Inc., a Delaware corporation.

“Buyer’s Liabilities” means all liabilities of the Buyer fixed, contingent or otherwise, including any liabilities (i) related to the ownership, management or use of the Purchased Assets or operation of the Business after the Closing; and (ii) all Assumed Liabilities; but, exclusive of the Retained Liabilities.

“Claims” means all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) of every kind, nature and description.

“Closing” has the meaning specified in Section 4.1.

“Confidential Information” has the meaning specified in Section 7.1.

“Consulting Agreement” has the meaning specified in Section 4.2(g).

“Encumbrances” means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“EPA” means the United States Environmental Protection Agency and all subdivisions thereof.

“Excluded Assets” has the meaning specified in Section 2.2.

“Facility” means the Seller’s formulating facility in Charlotte, North Carolina.

“General Conveyance” has the meaning specified in Section 4.2(d).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Material” has the meaning specified in Section 5.8(f).

“Indemnified Party” has the meaning specified in Section 8.3.

“Indemnifying Party” has the meaning specified in Section 8.3.

“Instruments” has the meaning specified in Section 5.13.

“Interim Production Agreement” has the meaning specified in Section 4.2(e).

“Knowledge” with respect to either party means the actual knowledge after reasonable inquiry of the executive management of such party and any other Person with direct supervisory responsibility over a matter for such party.

“Legal Requirements” has the meaning specified in Section 5.9(a).

“Non-Compete Term” has the meaning specified in Section 7.5.

“Non-Competition Agreement” has the meaning specified in Section 4.2(h).

“Nonqualified Stock Option Agreement” has the meaning specified in Section 4.2(i).

“Open Orders” has the meaning specified in Section 2.3.

“Ordinary Course Agreements” has the meaning specified in Section 2.3.

“Penta” means pentachlorophenol wood preservative.

“Penta Inventory” means all inventory of the Seller including existing as of the date of the Closing, including without limitation Penta (in any form) and any liquid compounds used as a solvent to mix with, formulate or dilute Penta.

“Penta Products” means the product lines, which consist of the following products:

PRODUCT NAME:	EPA Reg. No.

PENWAR	7234-00007
PENTACON-40	7234-00011
FOR-PEN 50	7234-00057
PENTACON-7	7234-00061
PENTACON-10	7234-00062

“Permits” means any permit, approval, authorization, license, variance, or other permission or consent required from a Governmental Entity for operation of the Business under any applicable Legal Requirement.

“Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

“Proceedings” means all proceedings, arbitration, litigation, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Proprietary Rights” has the meaning specified in Section 5.7(b)(2).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Price” has the meaning specified in Section 3.1.

“Real Property” means (i) all land in which Seller has an ownership interest, (ii) all buildings, structures, fixtures, and improvements located on such land, including those under construction, and (iii) means all privileges, rights, easements, and appurtenances belonging to or for the benefit of such land.

“Records” means all information, regardless of the medium, including, but not limited to: schedules, work papers, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, purchasing records and information, supplier lists, business plans, reference catalogs, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information.

“Retained Liabilities” has the meaning specified in Section 2.4.

“Seller” means Wood Protection Products, Inc., a North Carolina corporation.

“Seller Financial Statements” has the meaning specified in Section 5.11.

“Seller’s Liabilities” means all liabilities of the Seller fixed, contingent or otherwise, including any liabilities (i) related to the ownership, management or use of the Purchased Assets or operation of the Business prior to the Closing; and (ii) all Retained Liabilities; but, exclusive of the Assumed Liabilities.

“Seller MAE” means a single event, occurrence or fact that together with all other events, occurrences and facts (i) has had or will have (x) a material adverse effect on the Business or Purchased Assets or (y) a material adverse effect on the ability of the Buyer to operate the Business after the date of Closing, (ii) would create an Encumbrance on any of the Purchased Assets, (iii) results in a loss or damage to the Purchased Assets (whether or not covered by insurance) in an amount in excess of $10,000.00 or (iv) may constitute a criminal violation of law involving a felony.

“Shareholders” has the meaning specified in Section 5.1(b).

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1                               Purchased Assets.  Upon the terms set forth in this Agreement, at the Closing (except as to the Permits listed on Schedule 5.10, the transfer of which shall be effective as of

December 31, 2003), the Seller shall sell, assign, transfer, deliver and convey to the Buyer, and the Buyer shall purchase, free and clear of any Encumbrances, all of the assets and rights of the Seller utilized directly in, or required for, operation of the Business, including but not limited to those assets and rights described particularly on Schedule 2.1 hereto (collectively, the “Purchased Assets”) but excluding for all purposes the Excluded Assets.

2.2                               Excluded Assets.  The Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)                                  All cash;

(b)                                 All Real Property;

(c)                                  Accounts Receivable for products shipped prior to the date of Closing;

(d)                                 All computer equipment and related software;

(e)                                  All office furniture, office furnishing and office supplies; and

(f)                                    All customer and supplier lists.

2.3                               Assumed Liabilities.  Subject to Section 2.4, the Buyer shall assume the rights and obligations of the Seller under the unfilled, non-delinquent customer purchase orders received in the ordinary course of business (“Open Orders”) and those certain contracts and agreements that constitute Purchased Assets as described on Schedule 2.3 (the “Ordinary Course Agreements”).  Notwithstanding the foregoing, the Ordinary Course Agreements shall be assumed by the Buyer to the extent and only to the extent the duties and obligations thereunder accrue on or after the date of Closing, excluding any Retained Liabilities (collectively, the “Assumed Liabilities”).

2.4                               Limitation of Liabilities.  Except as otherwise expressly provided in Section 2.3, the Buyer does not assume and is not in any way liable or responsible for any liabilities or obligations of the Seller; it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that the Seller has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be “Retained Liabilities” and remain the liabilities of the Seller.  Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, the Buyer shall not assume, or take responsibility for:

(a)                                  Accounts Payable of the Business as of the Closing;

(b)                                 Any liability or obligation for any and all taxes of, or pertaining or attributable to, (i) the Seller for any period that ends on or before, or includes, the Closing, or (ii) the Business and/or the Purchased Assets for any period or portion thereof that ends on or before the Closing (including, but in no way limited to, any and all taxes described in clauses (i) and (ii) of this Section 2.4(b)) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

(c)                                  Liabilities or obligations of the Seller or any of its Affiliates under any note, bond or other instrument;

(d)                                 Any defects in products manufactured, formulated or sold prior to the Closing by the Seller or any liability or obligation of the Seller in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by the Seller or any of its Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on the Buyer by operation of law after the Closing) provided that this Section 2.4(d) shall not affect any obligations of the Buyer under the Interim Production Agreement;

(e)                                  Any obligation of the Seller (including indemnification and other contingent obligations) relating to (i) acts or omissions by Seller existing at or prior to the Closing, (ii) goods or services provided to or for the benefit of the Seller prior to the Closing, (iii) goods or services provided by or on behalf of the Seller prior to the Closing, or (iv) any Proceedings or Claims related to acts or omissions of Seller prior to the Closing, including without limitation any liability arising out of the payment or non-payment of worker’s compensation premiums on behalf of employees of the Seller or other issues arising out of the coverage of the Seller’s employees with respect to worker’s compensation insurance arising during any period prior to the Closing;

(f)                                    Any statutory liens accrued or existing at the time of the Closing against the Purchased Assets;

(g)                                 Any violation by the Seller of, or default by the Seller under, any Legal Requirements, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Purchased Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Applicable Environmental Law arising out of or related to the ownership or operation of the Purchased Assets prior to the Closing;

(h)                                 Any liability resulting from or relating to the employment relationship between the Seller or its Affiliates and any of their present or former employees or the termination of any such employment relationship with the Seller or any of its Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing or which may thereafter be filed by or on behalf of any employee or former employee of the Seller or its Affiliates relating to the employment or termination of employment of any such employee by the Seller or its Affiliates, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers’ compensation on or prior to the Closing; or

(i)                                     Any liabilities or obligations of the Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of counsel.

2.5                               Delivery.  At Closing or as directed otherwise by the Buyer, the Seller shall deliver to the Buyer all Business Records.  The Seller, however, shall be entitled to retain copies of the Business Records subject to the covenant contained in Section 7.1.

ARTICLE 3

PURCHASE PRICE

3.1                               Consideration for the Purchased Assets.  Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the sum of (a) [****], and (b) [****] (the “Estimated Penta Inventory Value”), paid in cash at the Closing.

3.2                               Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in the manner specified on Schedule 3.2.  The Seller and the Buyer shall cooperate with each other in the preparation, execution and filing of (a) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and (b) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.

3.3                               Additional Consideration.  In addition to the Purchase Price, additional consideration shall be allocated in the following manner:

(a)                                  [****] payable to Forshaw and an option as described below pursuant to the Consulting Agreement; and

(b)                                 [****] for the Non-Competition Agreement.

The option shall be exercisable for a period of five (5) years following the Closing to acquire 175,000 shares of the common stock, par value $0.01, of KMG Chemicals, Inc., a Texas corporation, at an exercise price equal to $2.50 per share pursuant to the Nonqualified Stock Option Agreement.

3.4                               Post-Closing Purchase Price Adjustment.  Within five (5) business days following the Closing, the Seller and the Buyer will conduct a physical inventory of the Penta Inventory and agree upon the actual Penta Inventory as of the Closing (the “Final Penta Inventory”).  The value of the Final Penta Inventory (“Final Penta Inventory Value”) shall be calculated based upon the prices for each component thereof as set forth on Schedule 3.4.  If the Final Penta Inventory Value is greater than the Estimated Penta Inventory Value, then the Buyer will pay to the Seller the amount by which the Final Penta Inventory Value exceeds the Estimated Penta Inventory Value.  If the Estimated Penta Inventory Value is greater than the Final Penta Inventory Value, then the Seller will pay to the Buyer the amount by which the Estimated Penta Inventory Value exceeds the Final Penta Inventory Value.  Any amount payable hereunder will be due within three (3) days following the determination of the Final Penta Inventory Value.

ARTICLE 4

CLOSING

4.1                               Closing.  The Closing will take place at the offices of Haynes and Boone, L.L.P., legal counsel for the Buyer, located at 1000 Louisiana, Suite 4300, Houston, Texas 77002, at 3:00 p.m. (local time) on December 5, 2003 (the “Closing”).  The documents to be delivered at the Closing may be delivered by electronic transmission, to be followed by exchange of original counterparts.

4.2                               Deliveries by the Seller.   At Closing, the Seller shall hereby deliver to the Buyer the following:

(a)                                  Certificate of the Secretary of State of the State of North Carolina, dated not more than fifteen (15) days prior to the Closing, attesting to the due organization and good standing of the Seller as a corporation in its jurisdiction of incorporation;

(b)                                 Copies, certified by an executive officer of the Seller as of the Closing, of the articles of incorporation of the Seller, and all amendments thereto;

(c)                                  Copies, certified by an executive officer of the Seller as of the Closing, of resolutions duly adopted by the board of directors and the Shareholders of the Seller, if required, authorizing the execution and delivery by the Seller of this Agreement and all other agreements contemplated herein, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(d)                                 Executed counterparts of a Bill of Sale, General Conveyance, Transfer and Assignment, substantially in the form attached hereto as Exhibit A (the “General Conveyance”), and an Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “Assumption Agreement”), together with the Penta Products registration transfers with the EPA and all applicable states in the forms attached hereto as Exhibit C;

(e)                                  Executed counterparts of the agreement providing for the production of certain of the Penta Products by the Seller, substantially in the form attached hereto as Exhibit D (the “Interim Production Agreement”);

(f)                                    An opinion of Rayburn Cooper & Durham, P.A., legal counsel to the Seller in the form attached hereto as Exhibit E;

(g)                                 Executed counterparts of that certain Consulting Agreement dated as of the Closing by and between Forshaw and the Buyer in the form attached hereto as Exhibit G (the “Consulting Agreement”);

(h)                                 Executed counterparts of that certain Non-Competition Agreement dated as of the Closing by and between the Buyer and the Seller and Forshaw, in the form attached hereto as Exhibit H (the “Non-Competition Agreement”);

(i)                                     Executed counterparts of that certain Nonqualified Stock Option Agreement in the form attached hereto as Exhibit I (the “Nonqualified Stock Option Agreement”).

4.3                               Deliveries by the Buyer.  At Closing, the Buyer shall hereby deliver the following to the Seller:

(a)                                  Certificate of the Secretary of State of the State of Delaware, dated not more than fifteen (15) days prior to the Closing, attesting to the due organization and good standing of the Buyer as a corporation in its jurisdiction of incorporation;

(b)                                 Executed counterparts of each of the Assumption Agreement and Interim Production Agreement;

(c)                                  A certificate, dated the Closing, from Buyer’s secretary as to true and certified copies of Buyer’s organizational documents and the authority;

(d)                                 Copies, certified by an executive officer of the Buyer as of the Closing, of resolutions duly adopted by the board of directors, authorizing the execution and delivery by the Buyer of this Agreement and all other agreements contemplated herein, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(e)                                  An opinion of Haynes and Boone, LLP, legal counsel to the Buyer in the form attached hereto as Exhibit F;

(f)                                    Executed counterparts of the Consulting Agreement and the Non-Competition Agreement;

(g)                                 Executed counterpart of the Nonqualified Stock Option Agreement by KMG Chemicals, Inc.

(h)                                 Cash in the amount of consideration payable at Closing pursuant to Sections 3.1 and 3.3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

THE SELLER AND FORSHAW

The Seller and Forshaw hereby represent and warrant to the Buyer as follows:

5.1                               Organization and Existence; Capitalization.

(a)                                  The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of North Carolina, with all necessary corporate power and authority to own the Purchased Assets and to carry on the Business.  The Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in the United States in which the character of the Purchased Assets or the nature of the Business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a Seller MAE.  Seller does not own, directly or indirectly, any capital stock or other interest in any corporation, partnership, joint venture or other entity that has an ownership interest in the Purchased Assets.

(b)                                 The authorized equity securities of Seller consist of one hundred thousand (100,000) shares of common stock, par value one dollar ($1.00) per share, of which six thousand seven hundred seventy-four (6,774) shares are issued and outstanding.  Shareholders of record as of the date hereof are listed on Schedule 5.1 (collectively, the “Shareholders”).  The Shareholders are and will be on the Closing the record and beneficial owners and holders of the shares ascribed to each of them in the capitalization table attached as Schedule 5.1, free and clear of all Encumbrances.  There are no contracts to which Seller or any of the Shareholders is a party relating to the issuance, sale or transfer of any equity securities or other securities of Seller.  None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement.

5.2                               Authority.  The Seller has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               No Violations.  The execution and delivery of this Agreement by the Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation of the transactions by it contemplated hereby will not:

(a)                                  Violate any of the provisions of the Seller’s articles of incorporation, as amended or bylaws, or any agreement to which the Seller is a party;

(b)                                 (i) Result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any Ordinary Course Agreement or any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Seller is a party or by which the Seller is bound or to which any of the Purchased Assets is subject which breach or default would reasonably be expected to have a Seller MAE or (ii) result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any Person the right to terminate any Ordinary Course Agreement or other agreements assumed by the Buyer;

(c)                                  Violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Seller, or the Purchased Assets;

(d)                                 Require the consent or approval of any Person, which consent or approval has not been obtained in writing by Seller and provided to Buyer prior to Closing.

5.4                               Governmental Approval.  Except as set forth in Schedule 5.4, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.

5.5                               Seller Proceedings.

(a)                                  There are no Proceedings pending, instituted or, to the Knowledge of the Seller or Forshaw, threatened against the Seller and relating to the Business or the Purchased Assets or that challenges or seeks injunctive relief with respect to the transactions contemplated by this Agreement;

(b)                                 Seller is not subject to any judicial or administrative judgment, order, decree or restraint currently affecting the Business or the Purchased Assets.

5.6                               No Brokers.  The Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from the Seller in connection with such transactions.  The Seller and Forshaw, jointly and severally, will indemnify and hold harmless the Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of the Seller.

5.7                               Ownership of Purchased Assets.

(a)                                  The Seller owns good and marketable title to the Purchased Assets, free and clear of all Encumbrances, and, upon the Seller’s execution and delivery of this Agreement and the General Conveyance, the Buyer will own good and marketable title to the Purchased Assets, free and clear of all Encumbrances.  No Affiliate of Seller owns any part of the Purchased Assets (including without limitation the Business Records);

(b)                                 Except for the Excluded Assets, the Purchased Assets constitute all of the assets (whether real or personal, tangible or intangible) of the Seller that are used in the Business.  In furtherance of the foregoing, Schedule 2.1 describes all of the following, to the extent related to the Business:

(1)                                  All equipment, machinery, tools, appliances, implements, spare parts, supplies, and all other tangible personal property of every kind and description, together with any rights or claims of the Seller arising out of the breach of any express or implied warranty by the manufacturers or sellers of any such assets; all inventories, purchased parts, shipping containers and supplies, whether in the possession of the Seller, in the possession of third parties, or in transit to or from the Seller;

(2)                                  All registered and unregistered trademarks, including all of the Seller’s rights to (i) the names of the Penta Products and all derivatives thereof, (ii) all service marks, logos, corporate names, and trade names, with respect to the names of the Penta Products and all derivatives thereof (iii) all related goodwill, and (iv) all other intellectual property rights and other intangible assets, including but not limited to all efficacy, toxicology, residue, health and environmental data and studies relating to pentachlorophenol and any data compensation rights in respect thereto (clauses (i) through (iv), collectively, the “Proprietary Rights”), provided, however, that the Proprietary Rights shall not include any rights to the name “Forshaw” or its logo with the “flying ‘F’”;

(3)                                  All of the documentation and other materials, and all Seller’s rights thereto, associated with the Proprietary Rights, including without limitation, all manufacturing and product designs, specifications, processes and documentation, product labels, technical information and all copyrights thereto;

(4)                                  All Business Records; and

(5)                                  The Permits (including without limitation Permits for the Penta Products with the EPA, along with any similar registrations under applicable state law) and other authorizations and applications therefore.

5.8                               Environmental Matters.

(a)                                  Except as set forth on Schedule 5.8(a), the Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws relating to the Business or the ownership or operation of the Purchased Assets.  Except as set forth on Schedule 5.8(a) hereto, no condition exists with respect to the Business or on any of the Purchased Assets which would subject the Seller or the Purchased Assets to any remedial obligations under any Applicable Environmental Laws.

(b)                                 Except as set forth in Schedule 5.8(b) or as to matters that would not constitute a Seller MAE, the Seller has obtained and been in compliance with all of the terms and conditions of all Permits required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Applicable Environmental Laws.

(c)                                  Except as set forth on Schedule 5.8(c), the Seller has not caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at the Facility, except in accordance with all Applicable Environmental Laws or except to the extent the same would not have a Seller MAE.

(d)                                 Except as set forth on Schedule 5.8(d), the Seller has not received any written notice from any Governmental Entity regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, necessary to operate the Business or the Purchased Assets that pertains to Applicable Environmental Laws or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit.

(e)                                  Except for Permits related to the Business, the Seller is not currently operating or required to be operating any of the Purchased Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Applicable Environmental Law.

(f)                                    For purposes of this Agreement, “Applicable Environmental Laws” means any and all Legal Requirements pertaining to (x) the control of any potential pollutant or protection of the air, water or land, (y) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (z) exposure to hazardous, toxic or other substances alleged to be harmful.  “Applicable Environmental Laws” shall include all such laws in effect in any and all jurisdictions in which the Purchased Assets are located or in which any Seller or its Affiliates has conducted operations using any of the Purchased Assets, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, Federal Insecticide, Fungicide and Rodenticide  Act, as amended, the Food Quality Product Act, as amended, and other environmental conservation or protection laws.  For purposes of this Agreement, the term “Hazardous Material” means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

5.9                               Compliance With Laws.  Except as would not have a Seller MAE:

(a)                                  The Seller is, and at all times has been, in compliance with each law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation (collectively, “Legal Requirements”);

(b)                                 No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; and

(c)                                  Seller has not received any notice or other communication (written or otherwise) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement.

5.10                        Permits.  To the extent related to the Business or the ownership of the Purchased Assets, Schedule 5.10 sets forth all of the Permits issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement and each such Permit is valid and in full force and effect.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes a violation of or a failure to comply with any term or requirement of any Permit or (B) will result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to any Permit.  All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity.  The Permits listed in Schedule 5.10 collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own, maintain and use the Purchased Assets in the manner in which it currently owns, maintains and uses such Purchased Assets.

5.11                        Financial Statements.

(a)                                  True and correct copies of the unaudited normalized income statements for the Business for the six fiscal years ending November 30, 2003 (collectively, the “Seller Financial Statements”), have been previously delivered to the Buyer.  The Seller Financial Statements fairly present, in accordance with generally accepted accounting principles consistently applied, for the periods covered thereby.

(b)                                 Except as set forth in Schedule 5.11(b), since November 30, 2003, there has not been (i) any Seller MAE, or (ii) any sale, lease or other disposition by the Seller of any assets or any interests therein, or entering into any agreement by the Seller granting to any third person a right to purchase, lease or otherwise acquire any assets or interests therein.

5.12                        Intangible Assets.  There are no pending or, to the Knowledge of the Seller or Forshaw, threatened infringement claims against the Seller by any Person with respect to any of the Proprietary Rights.  Except as set forth on Schedule 5.12, the Proprietary Rights will afford the Buyer at all times after the Closing the rights to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, tradenames and service marks owned by the Seller to the extent used in the conduct of the Business as presently being conducted.  To the Seller’s or Forshaw’s Knowledge, the use of the Proprietary Rights does not and the conduct of the Business as presently conducted does not, infringe on the rights of any other Person.

5.13                        Instruments in Full Force and Effect.  The Ordinary Course Agreements constitute all contracts, agreements and understandings with third parties required for the operation of the Business after the Closing as contemplated by this Agreement.  The Ordinary Course Agreements and other material commitments, agreements and obligations (including without limitation licenses, royalties, assignments and similar agreements with respect to the Proprietary Rights) constituting a part of the Purchased Assets (the “Instruments”) are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by the Buyer in accordance with their respective terms.  There are no defaults by the Seller thereunder and to the Seller’s or Forshaw’s Knowledge there are no defaults thereunder by any other party thereto, and, to the Seller’s or Forshaw’s Knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.  None of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by the Buyer after the Closing without the authorization, consent, approval, permit or licenses of, or filing with, any other Person.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Ordinary Course Agreements.

5.14                        Disclaimer of other Representations and Warranties.  Except as expressly set forth in this Article 5, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Purchased Assets), businesses, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article 5, the Buyer is purchasing the production equipment and vehicles as set forth on Schedule 5.14 on an “AS IS, WHERE IS” basis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

6.1                               Organization and Existence.  The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own the Purchased Assets and to carry on the Business.  The Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in the United States in which the character or the nature of the business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a material adverse effect.

6.2                               Authority.  The Buyer has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Buyer, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3                               No Violations.  The execution and delivery of this Agreement by the Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

(a)                                  Violate any of the terms of the Buyer’s certificate of incorporation or bylaws, or any agreement to which the Buyer is a party;

(b)                                 Result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on the Buyer’s business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

(c)                                  To the Buyer’s Knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Buyer or any of its subsidiaries.

6.4                               Governmental Approval.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery, of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated herein.

6.5                               Buyer Proceedings.  There are no Proceedings, suits or investigations pending, instituted or, to the Knowledge of the Buyer threatened against the Buyer or its subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.6                               No Brokers.  The Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from the Buyer in connection with such transactions.  The Buyer will indemnify and hold harmless the Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of the Buyer.

ARTICLE 7

COVENANTS

The Seller and the Buyer hereby covenant and agree as follows:

7.1                               Confidentiality.

(a)                                  Each party shall maintain in strict confidence all Confidential Information and disclose such Confidential Information only (A) to its employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential, or (B) as required by legal process (of which the other party shall be given prompt notice).  The party receiving Confidential Information or, in the case of Seller, retaining Confidential Information, (as used in this Section, “receiving party”) shall be responsible for any breach of this Section 7.1 with respect to such Confidential Information by any of its representatives and agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information.  For the purpose of this Section 7.1(a), the term “Confidential Information” shall mean information that (i)  relates directly and solely to the Business, the Purchased Assets, the Business Records or the Assumed Liabilities, and (ii) is the subject of efforts that under the circumstances are reasonable to maintain its confidentiality; provided however “Confidential Information” shall not mean (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section 7.1 and (B) information which becomes available on a nonconfidential basis from a source other than the receiving party or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives.

(b)                                 No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by the Buyer or the Seller without prior consultation with the Buyer and the Seller, except as may be necessary in the opinion of counsel to any party to meet the requirements of any applicable law or regulations (including, without limitation, disclosure requirements in connection with securities laws and regulations or exchange rules) or the determination of any court.

7.2                               Employees and Employee Benefits.

(a)                                  Buyer is not obligated to hire any employee of Seller but may interview all such employees.  It is understood and agreed that this Agreement shall not constitute any commitment, contract or understanding (expressed or implied) or any obligation on the part of Buyer to an employment relationship, or to any terms or conditions of an employment relationship.

(b)                                 Seller shall be responsible for the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and any and all payments to employees required under the WARN Act.  Seller shall be liable for any claims made or incurred by Seller employees and their beneficiaries through the Closing under any employment benefit plans.  For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(c)                                  Seller shall not make any transfer of pension or any other employee benefit plan assets to Buyer.

7.3                               Taxes Resulting From Sale.  Seller shall pay in a timely manner all taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such taxes are imposed by Legal Requirements.  From and after the Closing, the Buyer shall be solely responsible for the taxes arising after the Closing that are properly assessed against the Purchased Assets.

7.4                               Expenses.  Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement.

7.5                               Agreement to Not Compete.  In consideration of the Purchase Price and as an inducement for Buyer to enter into this Agreement, the Seller and Forshaw agree that, effective as of the date hereof and for a period of sixty (60) months hereafter (the “Non-Compete Term”), none of Seller, its Affiliates or Forshaw shall, without the consent of the Buyer, directly or indirectly, own, engage in, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an employer, principal, agent, representative, consultant, investor, owner (including shareholder), lender, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with (i) the Business and (ii) the manufacture, formulation, distribution or sales of pentachlorophenol or solvents for pentachlorophenol or other wood treating chemicals used to pressure treat wood in the United States.

7.6                               Non-Interference with Relationships.  During the Non-Compete Term, neither the Seller nor Forshaw shall (either directly or indirectly through representatives, circulars, advertisements or otherwise), whether on behalf of the Seller or on behalf of any other Person, (a) induce or attempt to induce any director, officer, employee, consultant, advisor or other agent of the Buyer to leave the employ of the Buyer, (b) in any material way adversely interfere with the relationship between the Buyer and any director, officer, employee, consultant, advisor or other agent of the Buyer, (c) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Buyer, (d) induce or attempt to induce any customer, supplier, licensee, or business relation of the Seller to cease doing business with the Buyer, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Buyer, or (e) disparage the Business, the Buyer, or any of the Buyer’s shareholders, directors, officers, employees, consultants, advisors or agents.

7.7                               Specific Performance.  The Seller and Forshaw each acknowledges and agrees that any breach of the restrictive covenants set forth in Sections 7.5 and 7.6 hereof will result in irreparable damage to the Buyer for which there will be no adequate remedy at law, and the Seller and Forshaw each consents to an injunction, issued by any court of competent jurisdiction, in favor of the Buyer, enjoining any breach of such covenant, without prejudice to any other right or remedy to which the Buyer may be entitled.  In the event that any part of Sections 7.5 and 7.6 herein is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, that section is to be interpreted to extend only over the maximum period of time, geographic area or range of activities required to render it valid and enforceable.

7.8                               Dismantling and Delivery of Purchased Assets.  The Seller shall be responsible for preparing the equipment included in the Purchased Assets for dismantling after the end of the Operational Period, as defined in the Interim Production Agreement, and the parties will cooperate in good faith in the supervision of that processes.  After the end of the Operational Period, the Buyer will engage a third party reasonably acceptable to the Seller for the dismantling and loading of the equipment included in the Purchased Assets, and the delivery thereof to the Buyer.  The Buyer is responsible for the costs of the dismantling and delivery to Buyer.  The Seller will provide the Buyer and the third party engaged in accordance herewith access to the Facility for the purpose of dismantling and loading the equipment included in the Purchased Assets.

ARTICLE 8

INDEMNIFICATION

8.1                               Indemnification by the Seller and Forshaw.  The Seller and Forshaw, jointly and severally, agree to indemnify, defend and hold the Buyer and its Affiliates, officers, directors, employees or agents harmless from and against any and all Claims sustained by the Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Seller or Forshaw contained in this Agreement, (ii) any of the Seller’s Liabilities, or (iii) any claims or liabilities out of failure to comply with the Bulk Transfers laws, North Carolina General Statutes Section 25-6-101 et seq.

8.2                               Indemnification by the Buyer.  The Buyer agrees to indemnify, defend and hold Forshaw and the Seller and its Affiliates, officers, managers, employees or agents harmless from and against any and all Claims sustained by Forshaw, the Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Buyer contained in this Agreement, or (ii) any of the Buyer’s Liabilities.

8.3                               Indemnification Procedure.  Any party seeking information or reimbursement for Claims hereunder (the “Indemnified Party”) shall as promptly as practical notify the party from which such indemnification is sought (the “Indemnifying Party”) upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder.  Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnified Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate.

8.4                               Survival.  All representations and warranties of the parties hereto shall survive the date hereof and shall remain in full force and effect for a period of eighteen (18) months, except for Sections 5.2 and 5.7, which shall continue until the expiration of the applicable statute of limitations if later than the period set forth herein, and Section 5.8, which shall survive without limitation.  All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby.  The covenants and agreements entered into pursuant to this Agreement shall survive the date hereof without limitation, subject to the applicable statutes of limitations.

8.5                               Applicability of Indemnification Obligation.  EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 8.1 OR 8.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF COVENANT, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE

PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

8.6                               Limitation on Amounts.  No Indemnified Party shall be entitled to any indemnification until the aggregate dollar amount of all Claims suffered by the Indemnified Party reaches Fifty Thousand Dollars ($50,000.00); provided, however, that the Indemnified Party shall then be entitled only to those amounts exceeding $50,000.00 once that amount is exceeded.  Notwithstanding any other provisions contained in this Agreement, the maximum amount that may by recovered by an Indemnified Party under this Article 8 or otherwise shall be [****].  In no event shall this section apply to the obligations of the Buyer under Article 2.

8.7                               Effect of Insurance.  Any Claim for which an Indemnifying Party is liable shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered that directly relate to the Claims for which indemnification is sought.

8.8                               Sole Remedy.  The Buyer and the Seller acknowledge and agree that in the absence of fraud, gross negligence or intentional misconduct, the foregoing indemnification provisions in this Article 8 shall be the sole and exclusive remedy at equity and law of the Buyer and the Seller with respect to this Agreement, provided that this provision shall not affect the rights and remedies of the parties under the Interim Production Agreement.

ARTICLE 9

MISCELLANEOUS

9.1                               Notices.  All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid overnight delivery service, or sent by facsimile transmission, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to the Buyer:

KMG-Bernuth, Inc.

10611 Harwin, Suite 402

Houston, Texas 77036

Attention:  Chief Financial Officer

Facsimile: (713) 988-9298

with a copy to:

Roger C. Jackson, Esq.

General Counsel

KMG Chemicals, Inc.

10611 Harwin, Suite 402

Houston, Texas  77036

Facsimile: (713) 988-9298

If to the Seller:

Wood Protection Products, Inc.

650 State Street

Charlotte, North Carolina  28208

Attention: James R. Forshaw

Facsimile: (704) 372-6796

with a copy to:

Rayburn Cooper & Durham, P.A.

227 West Trade Street

Suite 1200

Charlotte, North Carolina 28202

Attention: C. Richard Rayburn, Jr.

Facsimile: (704) 377-1897

Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

9.2                               Entire Agreement.  This Agreement, including the schedules, exhibits, annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement supersedes that certain letter agreement, dated April 24, 2003.  This Agreement does not, however, supersede that certain Confidentiality Agreement, between the Buyer and Seller, dated September 23, 2002; provided, however that Buyer shall have no obligations under the Confidentiality Agreement with respect to Business Records.

9.3                               Amendments and Waiver; Rights and Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

9.4                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

9.5                               Binding Effect; Assignment.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  The Buyer may upon notice to the Seller direct that title to all or part of the Purchased Assets be taken in one or more of the Buyer’s wholly owned subsidiaries (direct or indirect).

9.6                               Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9.7                               References.  All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

9.8                               Severability of Provisions.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

BUYER:		SELLER:

KMG-BERNUTH, INC.		WOOD PROTECTION PRODUCTS, INC.

By:	/s/	By:	/s/
	John V. Sobchak, Vice President and Chief Financial Officer		James R. Forshaw President

FORSHAW:

JAMES R. FORSHAW

/s/